Exhibit 99

                  SRS Labs Reports 2004 Second Quarter Results

         Company Reports Q2 Consolidated Revenue Growth of 20% Over Same
                                 Quarter in 2003

      SANTA ANA, Calif., Aug. 10 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of audio, voice and semiconductor technology solutions, today reported financial results for its second quarter and six months ended June 30, 2004. For the three months ended June 30, 2004, the company reported consolidated revenue of $5.4 million, a 20 percent increase over consolidated revenue of $4.5 million for the same quarter in 2003. For the quarter ended June 30, 2004, the company reported a net income of $248,093, or $0.02 earnings per share, compared to a net loss of $33,882, or breakeven earnings per share, for the same period last year.

      For the second quarter, SRS Labs reported semiconductor revenue of $2.9 million from its Hong Kong-based subsidiary, Valence Technologies Limited, representing an increase of 17 percent over last year's second quarter revenue of $2.5 million. This increase was primarily attributable to sales growth of ASP-branded standard chip products, some of which feature SRS audio technologies.

      The company reported licensing revenue of $2.5 million for the second quarter, an increase of 24 percent over the same period in 2003. This growth was attributable to the continued execution of the company's diversification strategy, which resulted in increased revenue from the PC and mobile phone markets. SRS Labs reported consolidated gross margin of 80 percent for the second quarter 2004, consistent with last year's second quarter gross margin.

      For the six months ended June 30, 2004, SRS Labs reported consolidated revenue of $10.8 million with a net income of $383,022, or $0.02 per diluted share, compared to revenue in the same period last year of $9.0 million and a net income of $8,652, or breakeven earnings per share. The company's cash and investments grew to $26.4 million as of June 30, 2004, compared to $25.7 million reported on March 31, 2004 and $23.3 million reported on December 31, 2003. The company generated net cash from operations of over $500,000 for the quarter and over $800,000 for the year-to-date.

      Thomas C.K. Yuen, chairman and CEO of SRS Labs said, "I am pleased with our performance for the second quarter and first half of 2004, which traditionally is a weaker period for the company. As a result of our ongoing diversification strategies in both licensing and semiconductors, we were able to increase revenue 20 percent for both the quarter and year-to-date.

      "In our semiconductor business, we are seeing increased adoption of our ASP branded chips which include SRS audio technologies," Yuen continued. "One of our main challenges for accelerating growth is the ongoing foundry capacity constraint that is affecting the industry. However, we are making progress with our fabrication partners to resolve these issues. In our licensing business, our investments in research and development continue to pay off, as we can offer increased support for customers in our key growth markets and can quickly tailor our technologies for new opportunities."

      Yuen concluded, "We expect that operating expenses for the third quarter will be impacted by costs related to severance payouts resulting from management restructuring. However, we expect that the tax rate will be lower in the second half of the year, due to the US/Japan tax treaty that went into effect on July 1 and eliminates source-country withholdings on royalties in Japan. Our key growth drivers continue to be flat panel TVs, mobile phones and PCs. We are continuing to see momentum in these markets and believe we can continue to increase top line revenue and profitability."

      Investors can listen to the company's conference call live today at 2:15 pm Pacific (5:15 pm Eastern) through the following link: http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=922921 or through the investor section of SRS Labs' website http://www.srslabs.com/IREvents.asp. Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software. If you are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the call live via telephone, dial (866) 246-6870, ask for the "SRS Labs 2004 Q2 Conference Call," and provide the pass code 525975. To access the taped replay, dial (866) 837-8032 and enter the same pass code. The telephone replay will be available until August 11 at 12:00 a.m. PDT.

      About SRS Labs, Inc.

      SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' subsidiary, Valence Technologies Limited, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

      Except for historical information contained in this release, statements in this release, including those made by Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

      For further information, please contact: Investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com.

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                             Three Months Ended         Six Months Ended
                                  June 30,                  June 30,
                             2004         2003         2004         2003

     Revenues:
      Semiconductor        $2,932,495  $2,513,320   $5,348,213  $4,277,400
      Licensing             2,485,404   2,012,526    5,412,731   4,718,820
     Total revenues         5,417,899   4,525,846   10,760,944   8,996,220

     Cost of sales          1,086,440     900,565    1,995,311   1,570,133

     Gross margin           4,331,459   3,625,281    8,765,633   7,426,087

     Operating expenses:
      Sales and marketing   1,241,676   1,271,097    2,777,584   2,623,587
      Research and
       development          1,144,926     970,123    2,353,613   2,051,338
      General and
      administrative        1,484,299   1,210,033    3,038,496   2,524,643

        Total operating
         expenses           3,870,901   3,451,253    8,169,693   7,199,568


     Income from operations   460,558     174,028      595,940     226,519

     Other income, net         98,774     118,604      336,224     282,730
     Minority interest             --          --           --       5,430

     Income before
      income tax expense      559,332     292,632      932,164     514,679

     Income tax expense       311,239     326,514      549,142     506,027

     Net income (loss)       $248,093    $(33,882)    $383,022      $8,652

     Net income (loss) per common share:

     Basic                      $0.02       $0.00        $0.03       $0.00

     Diluted                    $0.02       $0.00        $0.02       $0.00

     Weighted average shares used in the
      calculation of net income per common share:
       Basic               14,175,127  12,993,305   13,960,824  12,896,338

       Diluted             15,348,428  12,993,305   16,267,317  13,142,519


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                 December 31,
                                                June 30, 2004       2003
                                                 (unaudited)
                        ASSETS
     Current Assets
      Cash and cash equivalents                  $21,297,168    $12,795,620
      Accounts receivable, net                     1,302,283      1,230,423
      Inventories, net                               783,990        753,020
      Prepaid expenses and other current assets    1,319,489      1,073,696
      Deferred income taxes                           23,406         23,406

        Total Current Assets                      24,726,336     15,876,165

      Investments available for sale               5,148,343     10,490,210
      Furniture, fixtures and equipment, net       1,853,928      1,661,980
      Goodwill                                       533,031        533,031
      Intangible assets, net                       2,736,651      2,736,810
      Deferred income taxes                          213,262        193,134

        Total Assets                             $35,211,551    $31,491,330

           LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities
        Accounts payable                          $1,387,929     $1,503,851
        Accrued liabilities                        1,873,690      1,606,069
        Income taxes payable                         688,130        430,949

        Total Current Liabilities                  3,949,749      3,540,869

     Commitments and contingencies

     Stockholders' Equity
     Preferred stock-$.001 par value;
      2,000,000 shares authorized;
      no shares issued or outstanding                     --             --
     Common stock-$.001 par value;
      56,000,000 shares authorized;
      14,438,747 and 13,682,282 shares issued;
      and 14,213,447 and 13,456,982 shares
      outstanding at June 30, 2004 and
      December 31, 2003, respectively                 14,439         13,683
     Additional paid in capital                   61,450,865     58,423,249
     Accumulated other comprehensive loss           (436,399)      (336,346)
     Accumulated deficit                         (29,048,502)   (29,431,524)
     Treasury stock at cost,
      225,300 shares at June 30, 2004
      and December 31, 2003                         (718,601)      (718,601)

        Total Stockholders' Equity                31,261,802     27,950,461

        Total Liabilities and
         Stockholders' Equity                    $35,211,551    $31,491,330

SOURCE  SRS Labs, Inc.
    -0-                             08/10/2004
    /CONTACT: Investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.srslabs.com/IREvents.asp /
    /Web site:  http://www.srslabs.com /
    (SRSL)

CO:  SRS Labs, Inc.
ST:  California
IN:  CPR MLM SEM TLS ENT MUS
SU:  ERN ERP CCA